Exhibit 23.2






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                          Independent Auditors' Consent





The Board of Directors
Provident Financial Services, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2002, with respect to the consolidated statements of condition of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Prospectus for Common Stock of Provident Financial Services, Inc. dated November 12, 2002, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) and the Securities Act of 1933 (Registration No. 333-98241), incorporated by reference herein.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 6, 2002, with respect to the statements of net assets available for benefits of The Provident Bank Employee Savings Incentive Plan as of December 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the year ended December 30, 2001 and for the period January 1, 2000 to December 30, 2000, and the supplemental schedule of assets held for investment purposes at end of year as of December 30, 2001, which report appears in the Prospectus for Common Stock of Provident Financial Services, Inc. dated November 12, 2002, which was filed with the Securities and Exchange Commission pursuant to Rule 424(b) and the Securities Act of 1933 (Registration No. 333-98241), incorporated by reference herein.


/s/ KPMG LLP


Short Hills, New Jersey
February 4, 2003